PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806 Dated October 7, 2011
Royal Bank of Canada Trigger Yield Optimization Notes
$2,516,028.48 Notes Linked to the Market Vectors Gold Miners ETF® due on April 13, 2012
$1,228,181.46 Notes Linked to the Energy Select Sector SPDR® Fund due on April 13, 2012

Investment Description
Trigger Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated notes issued by Royal Bank of Canada linked to the performance of the shares of a specific exchange traded fund (the “Reference Equity”).  The issue price of each Note is equal to the closing price of the applicable Reference Equity on the trade date (the “initial price”). On a monthly basis, Royal Bank of Canada will pay you a coupon regardless of the performance of the Reference Equity. At maturity, Royal Bank of Canada will either pay you the principal amount per Note or, if the closing price of the Reference Equity on the final valuation date is below the trigger price, Royal Bank of Canada will deliver to you one share of the Reference Equity for each Note you then own (subject to adjustments in the case of certain corporate events described in the product prospectus supplement under “General Terms of the Notes — Anti-Dilution Adjustments”).

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Reference Equity at maturity that are worth less than the principal amount of your Notes and the credit risk of Royal Bank of Canada for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates
❑          Income— Regardless of the performance of the Reference Equity, Royal Bank of Canada will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the Reference Equity at maturity that are worth less than your principal amount and the credit risk of Royal Bank of Canada for all payments under the Notes.

❑          Contingent Repayment of Principal at Maturity— If the price of the Reference Equity does not close below the trigger price on the final valuation date, Royal Bank of Canada will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the Reference Equity. If the price of the Reference Equity closes below the trigger price on the final valuation date, Royal Bank of Canada will deliver to you one share of the Reference Equity per Note at maturity, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                                                                                                      October 7, 2011
Settlement Date                                                                                           October 13, 2011
Final Valuation Date1                                                                                 April 9, 2012
Maturity Date1                                                                                               April 13, 2012
1          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. TYON-1.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE REFERENCE EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. TYON-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Notes Offerings
This pricing supplement relates to two separate Trigger Yield Optimization Notes we are offering.  Each Note is linked to the shares of a specific exchange traded fund, and each of the Notes has a different coupon rate, initial price and trigger price, as specified in the table below. Coupons will be paid monthly in arrears in six equal installments.

Reference Equity	Coupon Rate per Annum	Total Coupon Payable	Initial Price	Trigger Price	CUSIP	ISIN

Market Vectors Gold Miners ETF® (GDX)	11.80%	5.90%	$54.88	$38.42, which is 70% of the Initial Price	78010W871	US78010W8718

Energy Select Sector SPDR® Fund (XLE)	11.00%	5.50%	$60.78	$42.55, which is 70% of the Initial Price	78010W889	US78010W8890
See “Additional Information about Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. TYON-1 dated March 1, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. TYON-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Market Vectors Gold Miners ETF®	$2,516,028.48	$54.88	$25,160.2848	$0.5488	$2,490,868.1952	$54.3312
Energy Select Sector SPDR® Fund	$1,228,181.46	$60.78	$12,281.8146	$0.6078	$1,215,899.6454	$60.1722
(1) The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-15 of the accompanying product prospectus supplement no. TYON-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of 1% of the principal amount of each Note.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Notes
You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. TYON-1 dated March 1, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. TYON-1, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. TYON-1 dated March 1, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000696/s228114424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Reference Equity.

♦    You believe the final price of the Reference Equity is not likely to be below the trigger price and, if it is, you can tolerate receiving shares of the Reference Equity at maturity worth less than your principal amount or that may have no value at all.

♦    You understand and accept that you will not participate in any appreciation in the price of the Reference Equity and that your return on the Notes is limited to the coupons paid.

♦    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Equity.

♦    You are willing and able to hold the Notes to maturity, a term of six months.

♦    You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to trade the Notes.

♦    You are willing to invest in the Notes based on the applicable coupon rate on the cover page of this pricing supplement.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, and understand that, if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You are not willing to make an investment that may have the same downside market risk as an investment in the Reference Equity.

♦    You believe the final price of the Reference Equity is likely to be below the trigger price, which could result in a total loss of your initial investment.

♦    You cannot tolerate receiving shares of the Reference Equity at maturity worth less than your principal amount or that may have no value at all.

♦    You seek an investment that participates in the appreciation in the price of the Reference Equity or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Equity.

♦    You are unwilling to invest in the Notes based on the applicable coupon rate on the cover page of this pricing supplement.

♦    You seek an investment for which there will be an active secondary market.

♦    You are unable or unwilling to hold the Notes to maturity, a term of six months.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. TYON-1 for risks related to an investment in the Notes.

Final Terms of the Notes1
Issuer:	Royal Bank of Canada
Issue Price per Note:	Equal to 100% of the principal amount per Note.
Principal Amount per Note:	Equal to the initial price (as defined below) of the Reference Equity.
Term:	Six months
Reference Equity:	The shares of a specific exchange traded fund, as set forth on the cover page of this pricing supplement.
Coupon Payment:
The coupon payments will be made in six equal installments regardless of the performance of the Reference Equity.

The coupon rate per annum for the Notes linked to the shares of Market Vectors Gold Miners ETF® is 11.80% and the coupon rate per annum for the Notes linked to the shares of Energy Select Sector SPDR® Fund is 11.00%.

Total Coupon Payable:
The total coupon payable for the Notes linked to the shares of Market Vectors Gold Miners ETF® is 5.90%.

The total coupon payable for the Notes linked to the shares of Energy Select Sector SPDR® Fund is 5.50%.

1st Installment through 6th Installment:	For the Notes linked to the shares of Market Vectors Gold Miners ETF®: $0.5397 For the Notes linked to the shares of Energy Select Sector SPDR® Fund: $0.5572
Trigger Price:	A percentage of the initial price of the Reference Equity, as specified on the cover page of this pricing supplement.
Payment at Maturity:
➢     If the final price of the Reference Equity is not below the trigger price on the final valuation date, we will pay you at maturity an amount in cash equal to your principal amount.

➢     If the final price of the Reference Equity is below the trigger price on the final valuation date, at maturity we will deliver to you one share of the Reference Equity for each Note you own.

Closing Price:	On any trading day, the last reported sale price of the Reference Equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the applicable Reference Equity on the trade date, as specified on the over page of this pricing supplement.
Final Price:	The closing price of the applicable Reference Equity on the final valuation date.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
Coupon Payment Dates
Coupons will be paid in arrears in six equal monthly installments on the coupon payment dates listed below.
November 14, 2011	February 13, 2012
December 13, 2011	March 13, 2012
January 12, 2012	April 13, 2012
Each coupon payment will be paid to the holders of record of the Notes at the close of business on the date that is five business days prior to the applicable coupon payment date.

Investment Timeline
Trade Date:
The initial price and the trigger price of the Reference Equity were determined and the coupon rate on the Notes was set.

The issue price per Note was set equal to the initial price of the Reference Equity.

Monthly (including at Maturity):	Royal Bank of Canada pays the applicable coupon payments.

Maturity Date:	The final price is determined as of the final valuation date.

If the final price of the Reference Equity is not below the trigger price on the final valuation date, we will pay you an amount in cash equal to your principal amount.

If the final price of the Reference Equity is below the trigger price on the final valuation date, we will deliver to you one share of the Reference Equity for each Note you own.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR HAVE NO VALUE AT ALL.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. TYON-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.

Risks Relating to the Notes Generally

♦
Your Investment in the Notes May Result in a Loss:  The Notes differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount of the Notes at maturity. Royal Bank of Canada will only pay you the principal amount of your Notes in cash if the final price of the Reference Equity is greater than or equal to the trigger price. If the final price of the Reference Equity is below the trigger price, Royal Bank of Canada will deliver to you at maturity one share of the Reference Equity for each Note that you own instead of the principal amount in cash. If you receive shares of Reference Equity at maturity, the value of those shares is expected to be significantly less than the principal amount of the Notes or may have no value at all.

♦
The Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Reference Equity, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity: “Volatility” refers to the frequency and magnitude of changes in the price of the Reference Equity.  The greater the volatility of the Reference Equity, the more likely it is that the price of the Reference Equity could close below its trigger price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a higher coupon rate per annum payable the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the coupon rate per annum was set on the trade date, the Reference Equity's volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Equity could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
Contingent Repayment of Principal Applies Only at Maturity: You should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment, even if the price of the Reference Equity is above the trigger price.

♦
Credit Risk of Royal Bank of Canada: The Notes are unsubordinated and unsecured debt obligations of Royal Bank of Canada and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Notes, including any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Notes and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Holders of the Notes Should Not Expect to Participate in any Appreciation of the Reference Equity, and Your Return on the Notes is Expected to be Limited to the Coupon Paid on the Notes: Despite being exposed to the risk of a decline in the price of the Reference Equity, you should not expect to participate in any appreciation in the price of the Reference Equity. Any positive return on the Notes is expected to be limited to the coupon payable. Accordingly, if the final price is greater than the initial price, your return on the Notes at maturity may be less than your return on a direct investment in the Reference Equity or on a similar security that allows you to participate in the appreciation of the price of the Reference Equity. In contrast, if the final price is less than the trigger price, we will deliver to you at maturity for each Note you own shares of the Reference Equity which will be worth less than the trigger price as of the final valuation date and that are unlikely to be worth more than the principal amount as of the maturity date, in which case you may lose your entire investment. As a result, any return on the Notes as of the maturity date is expected to be limited to the coupon rate per annum.

♦
Single ETF Risk:   The price of the Reference Equity can rise or fall sharply due to factors specific to the index that underlies the Reference Equity (the “Underlying Index”), such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose securities make up the components of the Underlying Index and Reference Equity. We urge you to review the financial and other information regarding the Reference Equity and the components of the Underlying Index filed periodically with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity:  While the payment at maturity for the offered Notes described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Royal Bank of Canada or its affiliates will be willing to purchase the Notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your Notes to maturity.

♦
Dividend Payments or Voting Rights: As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Reference Equity would have.

♦
Owning the Notes Is Not the Same as Owning the Reference Equity: The return on your Notes may not reflect the return you would realize if you actually owned the Reference Equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Notes.  Further, the Reference Equity may appreciate over the term of the Notes and you will not participate in any such appreciation, which could be significant.

♦
The Value of the Reference Equity May Not Completely Track the Value of the Securities in which the Exchange Traded Fund Invests: Although the trading characteristics and valuations of the Reference Equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the Reference Equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the Reference Equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the Reference Equity or that there will be liquidity in the trading market.

♦
Fluctuation of Net Asset Value: The net asset value (the ‘‘NAV’’) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the Reference Equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Reference Equity may differ from its NAV per share; the Reference Equity may trade at, above or below its NAV per share.

♦
Failure of the Reference Equity to Track the Level of the Underlying Index: While the Reference Equity is designed and intended to track the level of the Underlying Index, various factors, including fees and other transaction costs, will prevent the Reference Equity from correlating exactly with changes in the level of the Underlying Index. Accordingly, the performance of the Reference Equity will not be equal to the performance of its underlying index during the term of the Notes.

♦
Lack of Liquidity: The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Reference Equity or the Underlying Index that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Reference Equity, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price: Trading or transactions by Royal Bank of Canada or its affiliates in the Reference Equity or the Underlying Index, or in futures, options, exchange-traded funds or other derivative products on the Reference Equity or the Underlying Index adversely affect the market value of the Reference Equity, the closing price of the Reference Equity, and, therefore, the market value of the Notes.

♦
Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the closing price of the Reference Equity on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Reference Equity;

♦	the time to maturity of the Notes;

♦	the dividend rate on the Reference Equity and the securities included in the Underlying Index;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the Reference Equity that may or may not require an adjustment to the terms of the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Reference Equity Is Limited: The calculation agent will make adjustments to the initial price and the trigger price for certain events affecting the shares of the Reference Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Reference Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

♦
No Affiliation with the Reference Equity:  We are not affiliated with the Reference Equity or its investment advisor. You should make your own investigation into the Reference Equity and the Underlying Index. We are not responsible for the Reference Equity’s public disclosure of information, whether contained in its SEC filings or otherwise.

Additional Risks Relating to the Market Vectors Gold Miners ETF®

♦
The Holdings of the Market Vectors Gold Miners ETF® Are Concentrated in the Gold and Silver Mining Industries: All or substantially all of the equity securities held by the Market Vectors Gold Miners ETF® are issued by gold or silver mining companies. An investment in the Notes linked to the Market Vectors Gold Miners ETF® will be concentrated in the gold and silver mining industries.  As a result of being linked to a single industry or sector, the Notes may have increased volatility as the share price of the Market Vectors Gold Miners ETF may be more susceptible to adverse factors that affect that industry or sector. Competitive pressures may have a significant effect on the financial condition of companies in these industries.

In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.

♦
Relationship to Gold and Silver Bullion: The Market Vectors Gold Miners ETF® measures the performance of shares of gold and silver mining companies and not gold bullion or silver bullion. The Market Vectors Gold Miners ETF® may under- or over-perform gold bullion and/or silver bullion over the term of the Notes.

Additional Risks Relating to the Energy Select Sector SPDR® Fund

♦
The Holdings of the Shares of Energy Select Sector SPDR® Fund Are Concentrated in the Energy Sector: All of the equity securities included in the Energy Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the energy sector. Consequently, the value of the Notes linked to the Energy Select Sector SPDR® Fund may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting the energy sector than an investment linked to a more broadly diversified group of issuers. Stock prices for energy sector companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending will likewise affect the performance of energy companies. In addition, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to energy conservation and the success of exploration projects. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in other areas, would adversely impact the Energy Select Sector SPDR® Fund’s performance. For example, the short-term and long-term impact of regulatory, business and other developments arising from the April 2010 explosion of an oil well operated by BP, plc in the Gulf of Mexico may have an adverse impact on the stock prices of companies included in the Energy Select Sector SPDR® Fund. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Hypothetical Examples
The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Reference Equity relative to its initial price. Royal Bank of Canada cannot predict the final price of any Reference Equity. You should not take these examples as an indication or assurance of the expected performance of any Reference Equity. The numbers appearing in the examples and table below have been rounded for ease of analysis. The following examples and table illustrate the Payment at Maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term:	Six months
Hypothetical initial price of the Reference Equity:	$100.00 per share
Hypothetical trigger price:	$70.00 (70.00% of the hypothetical initial price)
Principal Amount:	$100.00 per Note (set equal to the hypothetical initial price)
Hypothetical coupon rate per annum**:	10.00% ($0.8333 per month)
Hypothetical total coupon payable:	5.00%
Hypothetical Dividend yield on the Reference Equity***:	2.00% over the term of the Notes (based on 4.00% per annum)
*
Not the actual coupon rate per annum, initial price, principal amount or trigger price applicable to the Notes. The actual coupon rate in respect of Coupon Payments, the initial price, the principal amount and the trigger price for each of the Notes are set forth on the cover page of this pricing supplement.

**	Coupon payment will be paid in arrears in equal monthly installments during the term of the Notes.
***	Hypothetical dividend yield holders of the Reference Equity might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Equity.

Scenario #1: The final price of the Reference Equity is not below the hypothetical trigger price of $70.00.
Since the final price of the Reference Equity is not below the hypothetical trigger price of $70.00, Royal Bank of Canada will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Reference Equity if the price appreciation of the Reference Equity (plus dividends, if any) is less than 5.00%.

If the closing price of the Reference Equity on the final valuation date is $100.00 (no change in the price of the Reference Equity):
Payment at Maturity	$100.00
Coupons:	$5.00	($0.8333 × 6= $5.00)
Total:	$105.00
Total Return on the Notes:	5.00%
In this example, the total return on the Notes is 5.00%, while the total return on the Reference Equity is 2.00% (including dividends).
If the closing price of the Reference Equity on the final valuation date is $130.00 (an increase of 30%):
Payment at Maturity	$100.00
Coupons:	$5.00	($0.8333 × 6 = $5.00)
Total:	$105.00
Total Return on the Notes:	5.00%
In this example, the total return on the Notes is 5.00%, while the total return on the Reference Equity is 32.00% (including dividends).
If the closing price of the Reference Equity on the final valuation date is $85.00 (a decline of 15%):
Payment at Maturity	$100.00
Coupons:	$5.00	($0.8333 × 6 = $5.00)
Total:	$105.00
Total Return on the Notes:	5.00%
In this example, the total return on the Notes is 5.00%, while the total return on the Reference Equity is a loss of 13.00% (including dividends).

Scenario #2: The final price of the Reference Equity is below the hypothetical trigger price of $70.00.

Since the final price of the Reference Equity is below the hypothetical trigger price of $70.00, Royal Bank of Canada will deliver to you at maturity one share of the Reference Equity for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the Reference Equity on the maturity date, and could result in the loss of some or all of your principal.

If the closing price of the Reference Equity on the maturity date is $60.00 (a decline of 40%):
Value of each share received:	$60.00
Coupons:	$5.00	($0.8333 × 6 = $5.00)
Total:	$65.00
Total Return on the Notes:	-35.00%
In this example, the total return on the Notes is a loss of 35.00%, while the total return on the Reference Equity is a loss of 38.00% (including dividends).

Hypothetical Return Table at Maturity
The table below is based on the following assumptions*

Term:	Six months
Hypothetical coupon rate per annum**:	10.00% (or $0.8333 per monthly period)
Hypothetical total Coupon Payable:	5.00%
Hypothetical initial price:	$100.00 per share
Hypothetical trigger price:	$70.00 (70.00% of the initial price)
Principal amount:	$100.00 per Note (set equal to the initial price)
Hypothetical dividend yield on the Reference Equity***	2.00% over the term of the Notes (based on 4.00% per annum)

*	Actual coupon rate and terms for each of the Notes are listed on the cover page of this pricing supplement.
**	Coupon payment will be paid in arrears in six equal monthly installments during the term of the Notes on an unadjusted basis.
***	Dividend yield assumed received by holders of the Reference Equity during the term of the Notes.
Reference Equity			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Share Price(3)	Share Price Return	Total Return on the Reference Equity at Maturity(4)	Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(5)	Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)
$150.00	50.00%	52.00%	$105.00	5.00%	n/a	n/a
$145.00	45.00%	47.00%	$105.00	5.00%	n/a	n/a
$140.00	40.00%	42.00%	$105.00	5.00%	n/a	n/a
$135.00	35.00%	37.00%	$105.00	5.00%	n/a	n/a
$130.00	30.00%	32.00%	$105.00	5.00%	n/a	n/a
$125.00	25.00%	27.00%	$105.00	5.00%	n/a	n/a
$120.00	20.00%	22.00%	$105.00	5.00%	n/a	n/a
$115.00	15.00%	17.00%	$105.00	5.00%	n/a	n/a
$110.00	10.00%	12.00%	$105.00	5.00%	n/a	n/a
$105.00	5.00%	7.00%	$105.00	5.00%	n/a	n/a
$100.00	0.00%	2.00%	$105.00	5.00%	n/a	n/a
$95.00	-5.00%	-3.00%	$105.00	5.00%	n/a	n/a
$90.00	-10.00%	-8.00%	$105.00	5.00%	n/a	n/a
$85.00	-15.00%	-13.00%	$105.00	5.00%	n/a	n/a
$80.00	-20.00%	-18.00%	$105.00	5.00%	n/a	n/a
$75.00	-25.00%	-23.00%	$105.00	5.00%	n/a	n/a
$70.00	-30.00%	-28.00%	$105.00	5.00%	n/a	n/a
$65.00	-35.00%	-33.00%	n/a	n/a	$70.00	-30.00%
$60.00	-40.00%	-38.00%	n/a	n/a	$65.00	-35.00%
$55.00	-45.00%	-43.00%	n/a	n/a	$60.00	-40.00%
$50.00	-50.00%	-48.00%	n/a	n/a	$55.00	-45.00%
$45.00	-55.00%	-53.00%	n/a	n/a	$50.00	-50.00%
$40.00	-60.00%	-58.00%	n/a	n/a	$45.00	-55.00%
$35.00	-65.00%	-63.00%	n/a	n/a	$40.00	-60.00%
$30.00	-70.00%	-68.00%	n/a	n/a	$35.00	-65.00%
(1)	A trigger event does not occur if the final price of the Reference Equity is not below the trigger price.
(2)	A trigger event occurs if the final price of the Reference Equity is below the trigger price.
(3)
The final share price is shown as of the final valuation date, if the final price of the Reference Equity is not below the trigger price. However, if the final price of the Reference Equity is below the trigger price, the final share price is shown as of the final valuation date and the maturity date.  The final share price range is provided for illustrative purposes only. The actual share price return may be below -70.00%, and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the Reference Equity assumes a dividend yield on the Reference Equity of 2.00% over the term of the Notes.
(5)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.
(6)	Payment will consist, in part, of shares of the Reference Equity valued and delivered as of the maturity date.
(7)
If a trigger event occurs, the total return on the Notes at maturity will only be positive in the event that the market price of the Reference Equity on the maturity date is substantially greater than the final price of the Reference Equity on the final valuation date. Such an increase in price is not likely to occur.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences

Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes for U.S. federal income tax purposes as an investment unit consisting of (i) a non-contingent debt instrument subject to the rules governing short-term debt instruments issued by us to you (the “Short-Term Debt Portion”) and (ii) a put option with respect to the Reference Equity written by you and purchased by us (the “Put Option”).

Short-Term Debt Portion—Amounts treated as interest on the Short-Term Debt Portion would be subject to general rules governing interest payments on short-term debt securities and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who so elect) on either a straight-line basis or under the constant-yield method, based on daily compounding. Cash-basis taxpayers (who do not elect to accrue interest currently) would include interest in income upon receipt of such interest.

Put Option—Amounts treated as payment for the Put Option would generally be deferred and accounted for upon sale or maturity of the Notes. At maturity, the amounts treated as payment for the Put Option (i) would likely result in short-term capital gain if you were to receive a cash payment of the full principal amount of your Notes, (ii) would reduce the U.S. federal income tax basis of the shares of Reference Equity you receive if we were to exchange your Notes for shares of the Reference Equity, or (iii) would reduce the amount you are treated as paying us upon settlement of the Put Option if you were to receive a cash payment of less than the full principal amount of your Notes.

With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Reference Equity	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Option Component per Annum
Market Vectors Gold Miners ETF®	11.80%	0.57%	11.23%

Energy Select Sector SPDR® Fund	11.00%	0.57%	10.43%

There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject.  While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-30 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Note that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Reference Equity of the Note is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information about the Reference Equity
Included on the following pages is a brief description of the issuers of each of the respective Reference Equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the Reference Equities. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Equities as an indication of future performance.

Each of the Reference Equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”). Companies with securities registered under the Exchange Act and the Investment Company Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the Reference Equities with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Reference Equities under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Market Vectors Gold Miners ETF®
Information provided to or filed with the SEC by the Market Vectors Gold Miners ETF® under the Securities Act of 1933, as amended, and the Investment Company Act can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. Additional information about Van Eck Associates Corporation (“Van Eck”) and the Market Vectors Gold Miners ETF® may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website at http://www.vaneck.com. The information below was compiled from the Van Eck website. We make no representation or warranty as to the accuracy of the information above or below. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Market Vectors Gold Miners ETF® is an investment portfolio maintained and managed by Market Vectors ETF Trust (the “Trust”) and advised by Van Eck. The Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the Market Vectors Gold Miners ETF®. The Market Vectors Gold Miners ETF® is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

The Market Vectors Gold Miners ETF® seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index was developed by the NYSE Amex and is calculated, maintained and published by the NYSE Arca. The NYSE Arca Gold Miners Index is a modified market capitalization-weighted index comprised of publicly traded companies involved primarily in mining for gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved primarily in mining for gold or silver and that are listed for trading on the NYSE, NYSE Arca, or the NASDAQ Stock Market. Only companies with market capitalizations greater than $100 million that have an average daily volume of at least 50,000 shares over the past six months are eligible for inclusion on the NYSE Arca Gold Miners Index.

The NYSE Arca Gold Miners Index’s benchmark value was 500.0 at the close of trading on December 20, 2002. As of October 7, 2011, there were 30 gold and silver mining companies included in the Market Vectors Gold Miners ETF®.

The Market Vectors Gold Miners ETF® utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the NYSE Arca Gold Miners Index. The Market Vectors Gold Miners ETF® will invest in all of the securities which comprise the NYSE Arca Gold Miners Index. The Market Vectors Gold Miners ETF® will normally invest at least 95% of its total assets in common stocks that comprise the NYSE Arca Gold Miners Index.

Holdings Information

The following table summarizes the Market Vectors Gold Miners ETF®’s top holdings in individual companies as of October 7, 2011.

Company	Percentage of Total Holdings
Barrick Gold Corp.	16.51%
Goldcorp Inc.	13.34%
Newmont Mining Corp.	11.04%
Kinross Gold Corp.	5.51%
AngloGold Ashanti Ltd.	5.50%
Compania de Minas Buenaventura S.A.	4.59%
Gold Fields Ltd.	4.55%
Yamana Gold Inc..	4.52%
Randgold Resources Ltd.	4.30%
Agnico Eagle Mines Ltd.	4.27%

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The NYSE Arca Gold Miners Index

Description of the NYSE Arca Gold Miners Index

We have derived all information contained in this pricing supplement regarding the NYSE Arca Gold Miners Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and information supplied by the NYSE Arca. Such information reflects the policies of, and is subject to change by, the NYSE Arca. We make no representation or warranty as to the accuracy or completeness of such information. The NYSE Arca Gold Miners Index was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is reported by Bloomberg L.P. under the ticker symbol “GDM.”

Eligibility Criteria for Index Components

The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, the NYSE Amex Stock Exchange or the NASDAQ Global Market. Only companies with a market capitalization of greater than $100 million that have an average daily trading volume of at least 50,000 shares or ADRs over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the NYSE Arca Gold Miners Index

The NYSE Arca Gold Miners Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the NYSE Arca Gold Miners Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below.

Index Maintenance

The NYSE Arca Gold Miners Index is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Components will be removed from the NYSE Arca Gold Miners Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

At the time of the quarterly rebalance, the component security weights will be modified to conform to the following asset diversification requirements:

(1)	the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2)
the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and

(3)
the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the NYSE Arca Gold Miners Index’s diversification rules.

Changes to the index composition and/or the component security weights in the NYSE Arca Gold Miners Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance. The share weight of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition.  NYSE Arca may substitute securities or change the number of securities included in the NYSE Arca Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the NYSE Arca Gold Miners Index, the index divisor may be adjusted to ensure that there are no changes to the index level as a result of nonmarket forces.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this Reference Equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of this Reference Equity on October 7, 2011 was $54.88.  The historical performance of this Reference Equity should not be taken as an indication of the future performance of this Reference Equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Period-End Close
1/1/2008	3/31/2008	$56.87	$44.88	$47.75
4/1/2008	6/30/2008	$51.43	$41.61	$48.52
7/1/2008	9/30/2008	$51.83	$27.36	$34.08
10/1/2008	12/31/2008	$35.49	$15.83	$33.88
1/2/2009	3/31/2009	$38.93	$27.15	$36.88
4/1/2009	6/30/2009	$45.10	$30.81	$37.76
7/1/2009	9/30/2009	$48.40	$34.05	$45.29
10/1/2009	12/31/2009	$55.40	$40.92	$46.21
1/1/2010	3/31/2010	$51.16	$39.48	$44.41
4/1/2010	6/30/2010	$54.83	$45.36	$51.96
7/1/2010	9/30/2010	$56.86	$46.80	$55.93
10/1/2010	12/31/2010	$64.62	$53.68	$61.47
1/3/2011	3/31/2011	$62.02	$52.47	$60.06
4/1/2011	6/30/2011	$64.14	$51.11	$54.59
7/1/2011	9/30/2011	$66.97	$51.11	$55.19
10/1/2011	10/7/2011*	$56.85	$50.42	$54.88

*As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through October 7, 2011.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of this Reference Equity from October 7, 2007 to October 7, 2011, based on the initial price of $54.88, which was the closing price of this Reference Equity on October 7, 2011, and the trigger price of $38.42, which is equal to 70% of the initial price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Energy Select Sector SPDR® Fund
Information provided to or filed with the SEC by the Energy Select Sector SPDR® Fund under the Securities Act of 1933 and the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Additional information about SSgA Funds Management, Inc. (“SSFM”) and the Energy Select Sector SPDR® Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR website at http://www.sectorspdr.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Select Sector SPDR’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Energy Select Sector SPDR® Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the Energy Select Sector SPDR® Fund, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The Energy Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLE.”

The Energy Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The Energy Select Sector SPDR® Fund is composed of companies that primarily develop and produce crude oil and natural gas, and provide drilling and other energy-related services. As of October 7, 2011, there were 42 energy companies included in the Energy Select Sector SPDR® Fund.

The Energy Select Sector SPDR® Fund utilizes a “replication” investment approach in attempting to track the performance of the Energy Select Sector Index. The Energy Select Sector SPDR® Fund typically invests in substantially all of the securities which comprise the Energy Select Sector Index in approximately the same proportions as the Energy Select Sector Index. The Energy Select Sector SPDR® Fund will normally invest at least 95% of its total assets in the common stocks that comprise the Energy Select Sector Index.

Holdings Information

The following table summarizes the Energy Select Sector SPDR® Fund’s top holdings in individual companies as of October 7, 2011

Company	Percentage of Total Holdings
Exxon Mobil Corp.	19.10%
Chevron Corp.	15.28%
Schlumberger Ltd.	6.98%
ConocoPhillips	5.15%
Occidental Petroleum Corp.	4.34%
Anadarko Petroleum Corporation	2.99%
Apache Corp	2.97%
Halliburton Company	2.90%
National Oilwell Varco, Inc.	2.50%
Baker Hughes Incorporated	2.26%

The information above about the Energy Select Sector SPDR® Fund was compiled from the Select Sector SPDR website.  We make no representation or warranty as to the accuracy of the information above. Information contained in the Select Sector SPDR website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Disclaimer
The Notes are not sponsored, endorsed, sold or promoted by SSFM. SSFM makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. SSFM has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Energy Select Sector Index
We have derived all information contained in this pricing supplement regarding the Energy Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or Standard and Poor’s Financial Services, LLC (“S&P”).

The Energy Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the following industries: oil, gas and consumable fuels, and energy equipment and services.

The Energy Select Sector Index is one of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index.

Eligibility Criteria for Index Components

The stocks included in each Select Sector Index are selected by Merrill Lynch acting as Index Compilation Agent, in consultation with S&P, from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Index Maintenance

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.

•
The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•
Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

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S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.

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Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements

Calculation of the Energy Select Sector Index

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.

SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this Reference Equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of this Reference Equity on October 7, 2011 was $60.78.  The historical performance of this Reference Equity should not be taken as an indication of the future performance of this Reference Equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Period-End Close
1/2/2008	3/31/2008	$80.74	$62.97	$73.80
4/1/2008	6/30/2008	$91.42	$73.35	$88.36
7/1/2008	9/30/2008	$90.15	$59.13	$63.77
10/1/2008	12/31/2008	$63.43	$38.85	$47.84
1/2/2009	3/31/2009	$53.18	$37.40	$42.46
4/1/2009	6/30/2009	$54.82	$41.48	$48.07
7/1/2009	9/30/2009	$56.28	$43.66	$53.92
10/1/2009	12/31/2009	$60.56	$51.34	$57.01
1/1/2010	3/31/2010	$60.87	$52.68	$57.52
4/1/2010	6/30/2010	$62.29	$49.58	$49.68
7/1/2010	9/30/2010	$56.75	$48.56	$56.06
10/1/2010	12/31/2010	$68.49	$55.68	$68.25
1/3/2011	3/31/2011	$80.96	$67.50	$79.81
4/1/2011	6/30/2011	$80.89	$70.45	$75.35
7/1/2011	9/30/2011	$79.97	$57.96	$58.59
10/1/2011	10/7/2011*	$62.16	$54.26	$60.78

*As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through October 7, 2011.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of this Reference Equity from October 7, 2007 to October 7, 2011, based on the initial price of $60.78, which was the closing price of this Reference Equity on October 7, 2011, and the trigger price of $42.55, which is equal to 70% of the initial price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution
The settlement date of the Notes is scheduled to take place on the fourth business day after the trade date.   Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-12 of the accompanying product prospectus supplement no. TYON-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. TYON-1 dated March 1, 2011 under the caption “General Terms of the Notes”, are incorporated into the master note issued to DTC, the registered holder of the Notes.